Exhibit 99.1

eXp World Holdings Reports Record Second-quarter Financial Results

Achieves Most Profitable Quarter in Company’s History

Revenue Up 33% Year-over-year to $354 Million

BELLINGHAM, Wash. — Aug. 5, 2020 — eXp World Holdings, Inc. (Nasdaq: EXPI), the parent company for eXp Realty and VirBELA, today announced financial results for the second quarter ended June 30, 2020.

eXp World Holdings reported its most profitable quarter in its history with net income of $8.3 million in the second quarter, which represents continued progress toward the company’s goal of achieving positive earnings for a fiscal year. In addition, quarterly revenue grew 33% year over year to $354 million driven by eXp Realty’s continued strength in agent count and transactions during an unprecedented time for the real estate industry and the global economy.

“Even in these uncertain times, eXp Realty continued to deliver on its value proposition to agents, brokers and consumers and report record financial results. We achieved the most profitable quarter in the company’s more than 10-year history with a positive net income for the third quarter in a row,” said eXp World Holdings CEO, Chairman and Founder Glenn Sanford.

“Due to the performance of our agents and the power of our cloud-based brokerage model, eXp Realty achieved exceptional results with strong growth in all areas, despite initial impacts on the housing market from business restrictions related to COVID-19. eXp Realty always has pursued the minimum footprint required to operate and was able to more easily reduce expenses due to the pandemic, something that traditional brick-and-mortar brokerages and franchises were unable to realize. During the quarter, agents continued to join us at the highest rate in the industry due to our overall value proposition and the ability to support them in the current environment, ending the quarter with more than 31,000 agents.

“VirBELA expanded quickly during the quarter to keep up with demand as companies look to the future and how they will operate given all the uncertainties around physical office set-ups or how to hold events. We are engaged with hundreds of new and prospective clients, and VirBELA is positioned to substantially benefit from the global shift to remote work and events.”

Second-quarter 2020 Financial Results Summary

●	Revenue increased 33% in the second quarter of 2020 to $354 million, compared to $267 million in the second quarter of 2019.

●	Gross profit grew 55% to $34.4 million in the second quarter of 2020, compared to $22.1 million in the second quarter of 2019. Gross profit is calculated as revenues less commission and other agent-related costs.
●	Net income was $8.3 million, or $0.11 per diluted share in the second quarter of 2020, compared to a net loss of $2.2 million, or $(0.04) per diluted share, in the second quarter of 2019.
●	Adjusted EBITDA (a non-GAAP financial measure) was $13.6 million in the second quarter of 2020, compared to $3.8 million in the second quarter of 2019.
●	Cash flow from operations increased 57% to $28.5 million in the second quarter of 2020, compared to $18.1 million in the second quarter of 2019.

Second-quarter 2020 Operating and Business Highlights

●	The number of agents and brokers on the eXp Realty platform increased 54% to 31,091 at the end of the second quarter of 2020, compared to 20,162 a year ago.
●	Residential transaction sides closed for the second quarter of 2020 increased approximately 22% to 43,653, compared to 35,836 during the second quarter of 2019.
●	Residential transaction volume closed for the second quarter of 2020 increased approximately 26% to $13.0 billion, compared to $10.3 billion during the second quarter of 2019.
●	By focusing on the agent experience, eXp Realty earned a 70 agent Net Promoter Score, which measures agent satisfaction, for the second quarter in a row.

“As we look toward the second half of 2020, we anticipate the presence and influence of COVID-19 to linger, but eXp World Holdings’ businesses are uniquely positioned to adapt and thrive,” said eXp World Holdings CFO and Chief Collaboration Officer Jeff Whiteside. “Combine agent excellence that delivers increased sales volume and attracts top-producing agents with the advantages of our cloud-based brokerage model and it is a cycle of success. We expect that the eXp Realty business and our agents will continue to adjust to ongoing economic conditions in the housing market. We also plan to formally announce our expansion into new international markets as well as a strategic initiative in commercial real estate. At VirBELA, we see significant growth opportunities ahead as remote work, distance learning and virtual events become the norm during this time of physical distancing.”

Second-half 2020 Business Outlook

●	Revenue is expected to continue to grow year over year in the third and fourth quarters of 2020 due to anticipated growth in home transaction sides and commission revenue in eXp Realty.
●	eXp Realty expects to continue to add agents at levels above what competing national brokerages experience. The cloud-based remote model is very appealing to agents and independent brokerages, especially during this challenging time.

●	The acquisition of Showcase IDX was completed in July 2020, bringing a technology company focused on agent website and consumer real estate portal technology to eXp World Holdings. The company will continue to operate Showcase IDX and offer its services to clients. With this acquisition, eXp will be able to strategically focus on creating consumer home-search technology.
●	eXp Realty’s strategic focus on international growth will intensify, with plans to launch operations in five new countries in the second half of 2020. The company anticipates that international markets will become a material contributor to growth in the next twelve months.
●	eXp intends to aggressively expand presence in commercial real estate by attracting a significant number of commercial real estate brokers to join the company in the next twelve months as a result of a strategic initiative. This initiative is anticipated to lead to commercial real estate becoming a strong contributor to growth of the company.
●	Affiliated services businesses in mortgage, title and iBuying are anticipated to become complementary contributors to growth in the coming year.
●	Accelerated growth opportunities for VirBELA are anticipated to continue. VirBELA has experienced a substantial increase in use and adoption due to its effectiveness in supporting remote working, remote learning and virtual events during this time of physical distancing. Recent adoption by the events industry is driving new use and increased awareness.

eXp World Holdings Investor Q&A

An investor Q&A will be held Thursday, Aug. 6 at 8 a.m. PT / 11 a.m. ET in the VirBELA Open Campus in the Auditorium. A livestream also will be available at expworldholdings.com/events. The investor Q&A is open to investors, current shareholders and anyone interested in learning more about eXp World Holdings and its companies.

Use of Non-GAAP Financial Measures

To provide investors with additional information regarding our financial results, this press release includes references to Adjusted EBITDA, which is a non-U.S. GAAP financial measure and may be different than similarly titled measures used by other companies. It is presented to enhance investors’ overall understanding of the company’s financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP.

The company’s Adjusted EBITDA provides useful information about financial performance, enhances the overall understanding of past performance and future prospects, and allows for greater transparency with respect to a key metric used by management for financial and operational decision-making. Adjusted EBITDA helps identify underlying trends in the business that otherwise could be masked by the effect of the expenses that are excluded in Adjusted EBITDA. In particular, the company believes the exclusion of stock and stock option expenses, provides a useful supplemental measure in evaluating the performance of operations and provides better transparency into results of operations.

The company defines the non-U.S. GAAP financial measure of Adjusted EBITDA to mean net income (loss), excluding other income (expense), income tax expense, depreciation and amortization; stock-based compensation expense, and stock option expense. Adjusted EBITDA may assist investors in seeing financial performance through the eyes of management, and may provide an additional tool for investors to use in comparing core financial performance over multiple periods with other companies in the industry.

Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP. There are a number of limitations related to the use of Adjusted EBITDA compared to Net Income (Loss), the closest comparable U.S. GAAP measure. Some of these limitations are that:

●	Adjusted EBITDA excludes stock-based compensation expense and stock option expense, which have been, and will continue to be for the foreseeable future, significant recurring expenses in the business and an important part of the compensation strategy; and
●	Adjusted EBITDA excludes certain recurring, non-cash charges such as depreciation of fixed assets and amortization of acquired intangible assets and, although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future.

Safe Harbor Statement

The statements contained herein may include statements of future expectations and other forward-looking statements that are based on management’s current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in such statements. Such forward-looking statements speak only as of the date hereof, and the company undertakes no obligation to revise or update them. These statements include, but are not limited to, statements about the company’s expansion, revenue growth, operating results, financial performance and net income changes. Such statements are not guarantees of future performance. Important factors that may cause actual results to differ materially and adversely from those expressed in forward-looking statements include changes in business or other market conditions; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the company’s Securities and Exchange Commission filings, including but not limited to the most recently filed Annual Report on Form 10-K.

About eXp World Holdings

eXp World Holdings, Inc. (Nasdaq: EXPI) owns eXp Realty, Showcase IDX and VirBELA.

eXp Realty, The Real Estate Cloud Brokerage, is the fastest-growing, global residential real estate company with more than 32,000 agents in the United States, Canada, the United Kingdom and Australia. As a subsidiary of a publicly traded company, eXp Realty uniquely offers real estate professionals within its ranks opportunities to earn eXp World Holdings stock for production and contributions to overall company growth.

Showcase IDX is the leading real estate search technology company that helps agents market and grow their businesses and online presence. Showcase IDX’s services include property search for online and mobile platforms, lead generation, state-of-the-art mapping, and CRM tools and integration.

VirBELA is an immersive technology platform for business, events and education. Its modern, cloud-based environment provides a virtual experience for workers, attendees, students and more to communicate, collaborate, meet and socialize. For more information, visit the company’s website at virbela.com.

For more information, please visit the company’s website at www.expworldholdings.com.

Connect with eXp World Holdings and its companies: https://expworldholdings.com/social

Reported Consolidated Results

EXP WORLD HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2020	December 31, 2019
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$ 63,551	$ 40,087
Restricted cash	17,405	6,987
Accounts receivable, net of allowance for credit losses of $1,260 and allowance for bad debt of $137, respectively	52,543	28,196
Prepaids and other assets	3,302	3,549
TOTAL CURRENT ASSETS	136,801	78,819
Property, plant, and equipment, net	6,080	5,428
Operating lease right-of-use assets	902	1,264
Other noncurrent assets	7	16
Intangible assets, net	2,837	2,677
Goodwill	8,248	8,248
TOTAL ASSETS	$ 154,875	$ 96,452
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$ 1,642	$ 2,593
Customer deposits	17,405	6,987
Accrued expenses	53,839	31,034
Current portion of long-term payable	970	916
Current portion of lease obligation - operating lease	727	435
TOTAL CURRENT LIABILITIES	74,583	41,965
Long-term payable, net of current portion	1,585	1,530
Long-term lease obligation - operating lease, net of current portion	175	829
TOTAL LIABILITIES	76,343	44,324
EQUITY
Common Stock, $0.00001 par value 220,000 shares authorized; 70,579 issued and 68,532 outstanding in 2020; 66,199 issued and 65,274 outstanding in 2019	1	1
Additional paid-in capital	160,643	130,682
Treasury stock, at cost: 2,047 and 925 shares held, respectively	(20,610)	(8,623)
Accumulated deficit	(61,853)	(70,293)
Accumulated other comprehensive income	147	200
Total eXp World Holdings, Inc. stockholders' equity	78,328	51,967
Equity attributable to noncontrolling interest	204	161
TOTAL EQUITY	78,532	52,128
TOTAL LIABILITIES AND EQUITY	$ 154,875	$ 96,452

EXP WORLD HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In thousands, except per share data)

	Three Months Ended June 30,
	2020	2019
Revenues	$ 353,525	$ 266,705
Operating expenses
Commissions and other agent-related costs	319,164	244,587
General and administrative expenses	25,155	23,204
Sales and marketing expenses	887	1,071
Total operating expenses	345,206	268,862
Operating income (loss)	8,319	(2,157)
Other expense (income)
Other expense (income), net	11	(10)
Equity in losses of unconsolidated affiliates	12	-
Total other expense (income), net	23	(10)
Income (loss) before income tax expense	8,296	(2,147)
Income tax expense	61	48
Net income (loss)	8,235	(2,195)
Net loss attributable to noncontrolling interest	40	-
Net income (loss) attributable to eXp World Holdings, Inc.	$ 8,275	$ (2,195)

Earnings (loss) per share
Basic	$ 0.12	$ (0.04)
Diluted	$ 0.11	$ (0.04)
Weighted average shares outstanding
Basic	67,756	61,526
Diluted	72,661	61,526

US-GAAP NET INCOME (LOSS) TO ADJUSTED EBITDA RECONCILIATION
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income (loss)	$ 8,235	$ (2,195)	$ 8,377	$ (8,492)
Other expense (income), net	23	(10)	83	25
Income tax expense	61	48	70	212
Depreciation & amortization expense (1)	856	534	1,781	974
Stock compensation expense	3,246	3,587	6,765	7,257
Stock option expense	1,227	1,831	2,300	3,046
Adjusted EBITDA	$ 13,648	$ 3,795	$ 19,376	$ 3,022

(1) Note, stock payable amortization is included in other (expense)/income as such is not included in this amortization expense

Media Relations Contact:

Cynthia Nowak

Vice president, marketing and communications, eXp World Holdings

360.419.5285 ext. 116

cynthia.nowak@exprealty.net

Investor Relations Contact:

Raymond “RJ” Jones

Executive Vice President, finance and growth, eXp World Holdings

360.761.4393

investors@expworldholdings.com